UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2777218
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

550 South Tryon Street, Charlotte, North Carolina 28202

(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 5.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-213765

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 5.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of Duke Energy Corporation, a Delaware corporation (the “Company”).  The descriptions of the Depositary Shares and the underlying Series A Preferred Stock are contained in the Company’s Prospectus, dated March 25, 2019, included in the Company’s registration statement on Form S-3, as amended (File No. 333-213765) under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” and the Company’s Prospectus Supplement with respect to the Depositary Shares, dated March 25, 2019, under the captions “Description of the Depositary Shares” and “Description of the Series A Preferred Stock,” and those sections are incorporated herein by reference.  The Depositary Shares are expected to be listed on the New York Stock Exchange LLC.

The summary descriptions of the Depositary Shares and the underlying Series A Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the exhibits, which are incorporated by reference herein and may be amended from time to time.

Item 2.           Exhibits.

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K filed on May 20, 2014, File No. 1-32853).

3.2

Certificate of Designations with respect to the Series A Preferred Stock, dated March 28, 2019 (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K filed on March 29, 2019).

3.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K filed on January 4, 2016, File No. 1-32853).

4.1

Deposit Agreement, dated as of March 29, 2019, among Duke Energy Corporation, Equiniti Trust Company, N.A., as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Duke Energy Corporation’s Current Report on Form 8-K filed on March 29, 2019).

4.2	Form of Certificate representing the Series A Preferred Stock (included in Exhibit 3.2 hereto).

4.3	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1 hereto).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: March 29, 2019

	By:	/s/ Robert T. Lucas III
		Name:	Robert T. Lucas III
		Title:	Assistant Corporate Secretary

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